Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 12, 2007 (the “Effective Date”) between REGENERX BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and C. Neil Lyons (the “Executive”).

RECITALS

WHEREAS, the Executive possesses substantial knowledge and experience with respect to the Company’s business, in particular finance, accounting and administration; and

WHEREAS, the Company desires to employ the Executive to have the benefits of his expertise and knowledge. The Executive, in turn, desires employment with the Company. The parties, therefore, enter into this Agreement to establish the terms and conditions of the Executive’s employment with the Company.

In consideration of the mutual covenants and representations contained in this Agreement, the Company and the Executive agree as follows:

1. Employment of Executive; Position. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company as the Chief Financial Officer subject to the terms and conditions of this Agreement. In connection therewith, Executive shall devote his best efforts, experience and judgment and all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.

2. Term of Employment and Renewal. The term of Executive’s employment under this Agreement will commence on the Effective Date. Unless terminated earlier subject to the provisions of Section 13 of this Agreement, the term of Executive’s employment hereunder shall be for one (1) year from the Effective Date and shall renew each year on the anniversary of the Effective Date, unless either party provides written notice thirty days before the anniversary of the Effective Date (the “Term”). The last day of the Term is the “Expiration Date.”

3. Duties. During the Term, the Executive shall serve in an Executive capacity and shall perform such duties and responsibilities as are customarily associated with his position and such other duties not inconsistent with his title and position and as may be assigned to him by the Company. Executive shall act in conformity with the written and oral policies of the Company and within the limits, budgets, business plans and instructions as set by its Board of Directors (the “Board”). Executive shall be subject to the authority of the Board and the Company’s duly appointed officers, including the President and Chief Executive Officer (“CEO”).

4. Place of Employment. Executive acknowledges that the Company’s offices and headquarters are currently located in the County of Montgomery, State of Maryland and that shall be the initial site of Executive’s employment.

5. Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

6. Compensation.

6.1 Base Salary. The Executive shall receive an annual base salary of one hundred and ninety six thousand, six hundred and thirty eight U.S. Dollars (US$196,638) (the “base salary”), subject to standard federal and state payroll withholding requirements. The base salary shall be payable in equal periodic installments which are not less than on a monthly basis. The Company will review and may adjust the base salary from time to time, usually annually.

6.2 Bonus. The Executive shall be eligible to receive an annual bonus in such amount as shall be determined in the sole discretion of the Company’s Board of Directors and CEO.

6.3 Life Insurance. The Company will reimburse the Executive for 2/3 of his annual term life insurance premium, which premium shall be: (i) for term life insurance coverage not to exceed two times his annual salary, and (ii) reasonable and mutually agreeable.

7. Stock.

7.1 Stock Options. To date, the Executive has been granted options to purchase 275,000 shares of the Company’s common stock. Additionally, and from time to time at the sole discretion of the Company’s Board of Directors, the Company may make additional stock option awards to the Executive.

7.2 Acceleration Clause for Stock Vesting.

(a) In the event of a Change In Control event as set forth under Section 12.1 of this Agreement, the Executive’s shares of stock under the options granted in Section 7.1 shall immediately vest and be released from the Company repurchase option.

(b) In the event the Executive is terminated without cause by the CEO, the Executive shall receive accelerated vesting only for those shares that would have vested during that employment year had the Executive not been terminated.

(c) In the event the Executive is terminated without cause by a new CEO, the Executive’s options granted in Section 7.1 shall immediately vest.

8. Benefits. Executive shall be entitled to (i) participate in and receive all standard employee benefits under applicable Company welfare benefits plans and programs (if and when such benefits are established by the Company) to the same extent as other senior executives of the Company; (ii) participate in all applicable incentive plans, including stock option, stock, bonus, savings and retirement plans provided by the Company (if and when such plans are established by the Company), which are offered to senior executive officers in the company; (iii) receive such perquisites as the Company may establish from time to time which are commiserate with Executive’s position and comparable to those received by other senior executives of the Company; (iv) paid vacation of at least three (3) weeks per annum; and (v) holidays, leaves of absence and leaves for illness and temporary disability in accordance with the policies of the Company and federal, state and local law.

9. Outside Activities.

9.1 Other Employment/Enterprise. Except with the prior written consent of the Company’s Board of Directors, Executive will not, while employed by the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities or serve as a member of a not-for-profit or for-profit board of directors so long as such activities do not materially interfere or conflict with the performance of his duties hereunder.

9.2 Conflicting Interests. Except as permitted by Section 9.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

9.3 Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

10. Proprietary Information, Nonsolicitation, Noncompetition and Inventions Assignment obligations. As a condition of employment, Executive agrees to abide by the Proprietary Information, Nonsolicitation, Noncompetition and Inventions Assignment Agreement previously entered into on April 18, 2005.

11. Former Employment

11.1 No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

11.2 No Disclosure of Confidential Information. If, in spite of the second sentence of Section 11.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

12. Change of Control.

12.1 Definition. “Change of Control” shall be deemed to occur upon any of the following events:

(a) the dissolution or liquidation of the Company;

(b) the sale of all or substantially all of the assets of the Company to an unrelated person or entity;

(c) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction;

(d) the sale of all of the Stock of the Company to an unrelated person or entity;

(e) if any “individual, firm, corporation, or other entity, or any group (as defined in § 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (2) the Executive becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company, or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(f) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

12.2 Severance.

(a) In the event the Executive’s employment is terminated without Cause, as defined in Section 13.1 of this Agreement, or the employee terminates this Agreement for any reason within 12 months after a change of control event, as defined in Section 12.1, provided that the Release described below has become effective, the Company shall pay Executive beginning not later than thirty (30) days following the date of termination, a severance payment, less any applicable federal and state taxes and withholdings (“Severance Payment”). Such Severance Payment shall be paid to Executive, following Severance, in equal monthly installments during the period as set forth in Section 12.2 (b). To receive such payment, the Executive shall be required to execute a general release of any claims against or liability by the Company, its officers, directors, agents and employees (the “Release”) within twenty-one days of the effective date of termination (the “General Release”).

(b) Severance pursuant to 12.2 (a) shall include and be calculated as follows: six (6) months Severance. Severance shall include salary and medical and dental insurance payments as describe herein. In no event, shall Severance Payment be more than 50% of Executive’s annual salary, other than as to medical and dental insurance.

13. Termination. The parties acknowledge that Executive’s employment with the Company is at-will. The provisions of Sections 13.1 through 13.5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

13.1 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as that term is defined in section 13.2) by giving notice as described in Section 13.5 of this Agreement.

(b) In the event Executive’s employment is terminated without Cause, the Company shall pay the Executive Severance, provided, that, the Executive shall not receive Severance unless and until the General Release becomes effective.

13.2 Termination by Company for Cause.

(a) The Company, by action of its Board, may terminate the Executive’s employment under this Agreement for Cause at any time by giving notice as described in Section 13.5 of this Agreement.

(b) “Cause” for termination means: (i) refusal, failure or neglect to perform the material duties of his employment under this Agreement (other than by reason of the Executive’s physical or mental illness or impairment); (ii) committing willful dishonesty, fraud, embezzlement or misconduct with respect to the business or affairs of the Company; (iii) indictment or conviction of a felony or of any crime involving dishonesty or moral turpitude; or (iv) Executive’s refusal to abide by or comply with the directives of the Board or Chief Executive Officer, so long as those directives are lawful and ethical.

(c) In the event Executive’s employment is terminated at any time with cause, he will not receive Severance pay or any further compensation.

13.3 Voluntary Termination By Executive.

(a) Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 13.5.

(b) In the event Executive voluntarily terminates his employment, he will not receive Severance or any further compensation.

13.4 Termination for Inability to Regularly Perform Duties.

(a) Company may terminate Executive in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is rendered unable regularly to perform his duties hereunder for more than either ninety (90) consecutive days or more than a total of one hundred twenty (120) days in any consecutive twelve (12) month period, unless otherwise prohibited by any applicable federal, state, or local law or ordinance.

(b) The determination regarding whether Executive is unable regularly to perform his duties under (a) above shall be made by a doctor mutually acceptable to the Executive and the Company. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.

13.5 Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(a) thirty (30) days after Executive, for any reason, gives written notice to the Company of his termination;

(b) thirty (30) days after the Company, without cause, gives written notice to Executive of his termination; Executive will receive compensation through the 30-day notice period in the event of termination for any reason. However, the Company reserves the right to require that the Executive not perform any services or report to work during the 30-day notice period.

(c) immediately upon the Company giving written notice to Executive of his termination. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

14. Validity; Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by the CEO.

15. Waiver. Any waiver of any breach of this Agreement must be in writing. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

17. Amendment. This Agreement shall not be modified or amended except by written agreement of the parties hereto.

18. Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Maryland regardless of the choice of law provisions of the State of Maryland or any other jurisdiction. The Parties consent to the exclusive jurisdiction of the federal and state courts in Maryland.

19. Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive’s relationship with the Company including the cessation thereof shall be resolved by arbitration in accordance with the Company’s Dispute Resolution Policy, which is Attachment A to this Agreement and incorporated herein by reference. This policy provides that any dispute between Executive and the Company that is covered by the Dispute Resolution Policy and cannot be resolved on a more informal basis shall be resolved exclusively through final and binding arbitration, instead of litigation. The parties agree that the award of the arbitrator shall be final and binding.

20. Indemnification. During the Term of this Agreement, the Executive shall be entitled to coverage under any liability insurance procured by Company to the same extent as other senior executives at the Company.

21. Counterpart. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.

22. Delay; Partial Exercise. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

24. Mutual Acknowledgement. The Executive and the Company hereby acknowledge that both parties have read and fully understand the terms of the Agreement and are entering into the Agreement knowingly and voluntarily.

25. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

“EXECUTIVE” C. Neil Lyons

/S/ C. NEIL LYONS
By: C. Neil Lyons

“THE COMPANY” RegeneRx Biopharmaceuticals, Inc.

/S/ J.J. FINKELSTEIN
By: J.J. Finkelstein Title: President & CEO

Attachment A

DISPUTE RESOLUTION POLICY

Scope of Policy

This Policy applies to any controversy, claim or dispute that could be brought before a court or agency, whether based on contract or tort or any state, federal or local law (collectively, a “Claim”), relating to or arising out of your employment with or separation from RegeneRx Biopharmaceuticals, Inc. (“RegeneRx”), or the termination thereof. This Policy does not apply to claims for unemployment or workers’ compensation, temporary injunctive relief necessary to prevent irreparable harm or to enforce an arbitration decision issued in accordance with this Policy.

Informal Resolution and Mediation

You shall provide RegeneRx’s Principal with a written statement of the claim (“Statement of Claim”). Similarly, if RegeneRx has a Claim against you, it shall provide you with a Statement of Claim. The Statement of Claim will describe the Claim to be resolved, identify any documents and witnesses (or other people who have information) relating to the Claim, and request the relief sought. The responding party shall have 15 working days in which to offer the relief requested or proposed, or otherwise satisfy the demand of the aggrieved party. If the Claim has not been resolved and the aggrieved party wants to pursue the matter, then the aggrieved party shall request within 10 working days that the Claim be submitted to non-binding mediation in Montgomery County, Maryland, before a mediator to be jointly selected by the parties. RegeneRx will pay the mediator’s fee. Such mediation must be held within 90 days of the request for mediation.

Arbitration

If mediation does not resolve the Claim and the aggrieved party wants to pursue the matter, the Claim will be resolved by binding arbitration in Montgomery County, Maryland, in accordance with applicable JAMS Employment Arbitration Rules and Procedures (“Rules”) (for full text of the Rules, please see www.jamsadr/arbitration_guide.asp). Except as otherwise specifically provided herein, hearings under this Policy will be conducted in accordance with the Rules. If there is a conflict between this Policy and the Rules, this Policy will govern.

Time Limits

The aggrieved party must request arbitration in accordance with the Rules within the limitations period that would apply if the Claim had been filed in court or with an administrative agency under statute or common law.

Failure to demand arbitration within this time period shall constitute a waiver of all rights to bring such a Claim. Arbitration cannot be requested until the party has submitted a Statement of Claim and exhausted the informal resolution and mediation procedure described in this Policy.

Terms of Arbitration.

Arbitrations under this Policy will be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The parties shall attempt to agree upon an arbitrator who shall hear and decide the dispute. If the parties are unable to agree upon a mutually acceptable arbitrator, they shall select an arbitrator through the procedures established by the Rules. Both parties will be entitled to discovery and to be represented by counsel if they choose.

RegeneRx will pay the arbitrator’s costs and fees. RegeneRx and the employee or former employee each is solely responsible for its own attorneys’ fees and costs incurred (such as for production of documents, witness fees, transcripts, depositions, etc.), unless the arbitrator shall order the award of attorney’s fees and costs in accordance with the applicable law.

Arbitrator’s Authority.

The arbitrator shall have the authority to rule only on an issue that has been submitted in a Statement of Claim in accordance with these procedures. Failure to submit a Statement of Claim in accordance with these procedures will constitute a waiver of the right to pursue any Claim under this Policy or in any court or other forum. The arbitrator shall base the decision and award, if any, on the facts presented in briefs and at the hearing in accordance with governing prevailing law, including statutory and judicial authority. The arbitrator must follow RegeneRx’s personnel policies as set forth in the Policy Manual in effect at the time of the event resulting in the complaint. The arbitrator may not ignore, modify or revoke any lawful provision of this Policy or any other RegeneRx policy. The arbitrator’s authority shall be consistent with the Rules.

The Arbitrator’s Decision/Award.

The arbitrator’s decision will be final and binding on RegeneRx and the employee/former employee and may be recorded as a judgment in a court of competent jurisdiction.

Arbitration As Exclusive Means For Resolution.

In exchange for the parties’ mutual agreement to submit claims to the arbitration process, and to preserve the expeditious and inexpensive nature of arbitration, which is of value to the parties, the parties agree that arbitration shall be the sole and exclusive means of resolution of all Claims. Further, the parties expressly waive their right, if any, to have controversies between them decided by a court or jury.

Nothing in the Policy shall limit the right of the parties to obtain from a court of competent jurisdiction either (1) injunctive relief where necessary to prevent irreparable harm or violation of any trade secret and confidentiality agreement then in force, or (2) enforcement of an arbitration decision issued in accordance with this Policy.

Miscellaneous.

RegeneRx may modify the Dispute Resolution Policy in writing, by providing employees with 30 days notice of the modification. No other form of modification shall be valid. Any Claim arising prior to the effective date of the modification would be handled pursuant to the procedures in existence prior to the change, except by mutual agreement. If any of the provisions of this Policy are determined to be invalid by a court or governing agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions of this Policy.